UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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LendingClub Corporation (Name of Registrant as Specified in its Charter)

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PLEASE VOTE THE ENCLOSED PROXY CARD TODAY

May 16, 2018

Dear LendingClub Stockholder:

According to our latest records, we have not yet received your voting instructions for the Annual Meeting of Stockholders of LendingClub Corporation to be held on Thursday, May 31, 2018.

At the meeting, among other matters, stockholders are being asked to approve the declassification of your Board of Directors. This means that, instead of our directors having “staggered” three-year terms, each director would have a one-year term and stand for election every year. As more fully described in the proxy statement dated April 17, 2018, a number of our largest stockholders asked the Company to consider declassifying its Board of Directors over time.

Your Board of Directors determined that it would be in the best interests of the Company and our stockholders to amend and restate our Restated Certificate of Incorporation to phase-in the declassification of the Board of Directors (the “Declassification Amendment”). Please note that the Declassification Amendment requires the affirmative vote of the holders of at least two-thirds of all outstanding shares of the Company’s stock to pass.

Your Board of Directors unanimously recommends that you vote “FOR” the Declassification Amendment (Proposal Four). Your vote is extremely important, no matter how many shares you hold.

Using the control number provided on the enclosed proxy card, please vote via the internet at www.proxyvote.com as soon as possible or alternatively, please sign, date, and return the enclosed proxy card.

If you need assistance voting your shares, please call D.F. King toll-free at (800) 488-8075 or collect at (212) 269-5550. On behalf of your Board of Directors, thank you for your cooperation and continued support.

Sincerely,

Russell S. Elmer
General Counsel and Corporate Secretary